Exhibit 99.1

Gevo Reports Fourth Quarter 2019 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 p.m. MDT

ENGLEWOOD, Colo. – March 17, 2020 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the fourth quarter of 2019 and recent corporate highlights.

Recent Corporate Highlights

●

Gevo now has approximately $500 million of take-or-pay off-take agreements in place for a combination of renewable jet fuel and renewable isooctane for gasoline. This represents the revenue forecasted of 17 million gallons per year of off-take across the life of the contracts, with delivery expected to begin in 2023. The full revenue potential is subject to the completion of an expansion to Gevo’s production facility in Luverne, Minnesota (the “Luverne Facility”), which is expected to be constructed over the next several years.

●

On December 17, 2019, Gevo announced that Delta Air Lines, Inc. agreed to purchase 10 million gallons per year of advanced renewable biofuels from Gevo, subject to the completion of the expansion of the Luverne Facility.

●

On December 2, 2019, Gevo announced that Avfuel Corporation had begun delivery of Gevo’s renewable jet fuel to Bombardier for new customer aircraft deliveries in Canada, and on January 31, 2020, Gevo announced that it supplied renewable jet fuel to Avfuel for delivery to Banyan Air Service in Fort Lauderdale, Florida.

●

On November 14, 2019, Gevo announced that it signed a Fuel Sales Agreement with Scandinavian Airline System to produce and supply renewable jet fuel for use and distribution in low carbon fuel regions of the United States from the planned expansion of the Luverne Facility.

●

On March 12, 2020, Gevo announced that it held a ribbon cutting ceremony to celebrate the completed construction of two wind turbines that will supply up to 5.0 MW of fully renewable electricity to the Luverne Facility, which is expected to enable it to utilize the emissions-free energy towards a lower carbon intensity score under the Low Carbon Fuel Standard in California (“LCFS”).

●

On February 6, 2020, Gevo announced that it received certification from the Roundtable on Sustainable Biomaterials for its sourcing of sustainable corn at the Luverne Facility and its production of intermediate feedstock isobutanol, which is in addition to Gevo’s certification from International Sustainability and Carbon Certification under the ISCC PLUS scheme for Food, Fuel, Industrial Applications, Energy, and Biofuels outside of Europe.

●

On January 15, 2020, Gevo announced that it contracted with three dairies to provide manure that Gevo plans to convert into pipeline quality biogas (“Renewable Natural Gas”). Combined, these three dairies expect to generate approximately 350,000 MMBTU biogas per year for sale to off-takers or use by Gevo’s affiliate, Agri-Energy, LLC, at the Luverne Facility. Gevo also announced that it has a letter of commitment from a lender in the amount of $20 million for financing the Renewable Natural Gas project at one of the three dairies. In addition, Gevo also has a verbal commitment from the same lender to finance the Renewable Natural Gas projects at the other two dairies.

●

On January 13, 2020, Gevo entered into an Exchange and Purchase Agreement with its senior lender pursuant to which Gevo exchanged all of its outstanding senior notes for approximately $14.4 million of Gevo’s newly created 12.0% Convertible Senior Secured Notes due 2020/2021, which are convertible into Gevo’s common stock.

2019 Fourth Quarter Financial Highlights

●	Ended the quarter with cash and cash equivalents of $16.3 million compared to $33.7 million as of the end of Q4 of 2018

●	Revenue of $6.9 million for the quarter compared to $6.6 million in Q4 of 2018

●	Hydrocarbon revenue increased to $1.0 million for the quarter compared to $0.1 million in Q4 of 2018

●	Loss from operations of ($6.2) million for the quarter compared to ($6.7) million in Q4 of 2018

●	Non-GAAP cash EBITDA loss[1] of ($4.0) million for the quarter compared to ($4.7) million in Q4 of 2018

●	Net loss per share of ($0.50) for the quarter compared to ($0.83) in Q4 of 2018

●	Non-GAAP adjusted net loss per share[2] of ($0.50) for the quarter compared to ($0.87) in Q4 of 2018

1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.
2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

“The agreements with Delta Air Lines and our other customers demonstrate that the demand for our renewable hydrocarbon products is real and growing. We expect to secure even more contracts for hydrocarbons in the near future. The world is changing, and companies appear to be waking up to the reality that they will be held accountable for greenhouse gas emissions. Gevo technologies de-fossilize liquid transportation fuels, directly addressing the greenhouse gas problem. We need to focus on financing the build-outs and growing the business. It’s a new game, and it looks like the timing is right for Gevo,” said Patrick R. Gruber, Chief Executive Officer of Gevo.

Commercialization and Plant Capacity Financing Strategy

The growing demand for Gevo’s hydrocarbon products has caused it to modify its commercialization plans. Gevo plans to step into the role of developer, licensor and plant operator rather than a majority owner. As Gevo contracts additional capacity, Gevo believes that the assets and liabilities of the production facilities likely will not be a part of Gevo’s balance sheet. With the public’s increasing concern over greenhouse gas emissions and their impact on climate change, combined with the projected attractive returns of the take-or-pay off-take contracts currently in place based on the pricing in those contracts, Gevo expects to be able to attract both equity and debt financing partners as a result. Gevo plans to hire a strategic advisor in the near future to assist in securing financing for the large scale build-outs that are being planned.

Gevo is focused on selling renewable hydrocarbons and may in the future move away from the production and sale of ethanol. Gevo’s analysis shows that using the assets of the Luverne Facility to make isobutanol and hydrocarbons is expected to be much more valuable than continuing to produce ethanol, so some of the assets dedicated to ethanol are expected to be repurposed to enable a larger build-out of hydrocarbon production capacity at the Luverne Facility. Between now and the completion of the expanded Luverne Facility, Gevo expects that its access to renewable wind electricity and Renewable Natural Gas will help to lower the carbon index of ethanol and thereby improve the profit margin of the Luverne Facility.

Outlook for 2020

In 2020, Gevo will focus on securing long-term financing to enable it to construct one or more expanded production facilities to produce its renewable, low-carbon hydrocarbon products for customers such as Delta Air Lines. The “take or pay” nature of the agreements with customers such as Delta Air Lines and HCS Group GmbH should make long-term financing easier to achieve than in the past.

The focus for operational, sales and market development activities during 2020 is expected to be the following:

●

Secure the debt and equity required to build out at least 17 MGPY and potentially up to 70 MGPY of hydrocarbon capacity. The financing for this expansion could take until early 2021 or later to complete.

●	Enter into additional binding, financeable off-take contracts for renewable, low-carbon hydrocarbon products (renewable jet fuel and isooctane).
●	If Gevo enters into additional off-take agreements beyond the current 17 MGPY, Gevo plans to secure an additional production facility.
●

Begin using renewable electricity at the Luverne Facility from renewable electricity from wind and Renewable Natural Gas, and along with other initiatives, plan to lower the carbon score for Gevo’s fuel products under the LCFS. Gevo would expect to have certain of its fuel products produced at the Luverne Facility approved under LCFS during the 4th quarter of 2020.

●

Gevo expects to finance its Renewable Natural Gas project (350,000 MMBTU across three dairies) with debt and equity sourced from third parties. The economic benefits of the Renewable Natural Gas project would be expected in 2021 as the Renewable Natural Gas comes online, by lowering the carbon score of the Luverne Facility and improving profit margins for the site.

●	Gevo expects to refinance the Whitebox convertible senior secured notes due 2020/2021 during 2020 as it works to complete the financing of its expansion of the Luverne Facility.
●

Continue to produce renewable jet fuel and renewable isooctane at the production facility at South Hampton Resources, Inc. in Silsbee, Texas (the “South Hampton Facility”) using isobutanol to be produced at the Luverne Facility during 2020.

●

Gevo expects to use third party financing for, and then begin construction of, a 1 MGPY renewable isooctane and renewable jet fuel plant to be located at the Luverne Facility. The 1 MGPY hydrocarbon plant would increase Gevo’s hydrocarbon production capabilities by a factor of 10. As part of this site improvement project, Gevo plans to upgrade its isobutanol section of the Luverne Facility so that isobutanol can be run at a consistent rate to supply the 1 MGPY hydrocarbon plant. The 1 MGPY hydrocarbon plant is expected to be financed and constructed in advance of the larger expansion to the Luverne Facility discussed above.

●

Depending on the market price for ethanol, produce approximately 15 million gallons of ethanol. If the selling price for ethanol is too low, Gevo could limit or cease production of ethanol to conserve cash. Gevo plans on producing ethanol only when a positive contribution margin is achievable.

●

Begin selling higher-margin, premium animal feed, protein products and corn oil, which is expected to improve the profitability of the Luverne Facility. The total amount of dry animal feed product expected to be sold in 2020 is approximately 30,000 metric tons.

Fourth Quarter 2019 Financial Results

Revenue for the three months ended December 31, 2019 was $6.9 million compared with $6.6 million in the same period in 2018.

During the three months ended December 31, 2019, hydrocarbon revenue was $1.0 million compared with $0.1 million in the same period in 2018. Hydrocarbon sales increased because of higher production volumes at the South Hampton Facility. During the three months ended December 31, 2018, Gevo reduced production at the South Hampton Facility to upgrade the facility and double the production capacity. Gevo’s hydrocarbon revenue is comprised of sales of alcohol-to-jet fuel and isooctane.

During the three months ended December 31, 2019, revenue derived at the Luverne Facility from ethanol sales and related products was $5.9 million, a decrease of approximately $0.6 million from the same period in 2018. As a result of an unfavorable commodity environment during the three months ended December 31, 2019 compared with the same period in 2018, Gevo reduced its production of ethanol and distiller grains which resulted in lower sales for the period.

Cost of goods sold was $9.4 million for the three months ended December 31, 2019, compared with $9.7 million in the same period in 2018, primarily as a result of decreased production of ethanol during the 2019 quarter. Production was decreased due to an unfavorable commodity environment, largely the result of greater corn costs as compared to national markets than the region has historically experienced. Cost of goods sold included approximately $7.8 million associated with the production of ethanol, isobutanol and related products and approximately $1.6 million in depreciation expense for the three months ended December 31, 2019.

Gross loss was ($2.5) million for the three months ended December 31, 2019 versus a ($3.0) million gross loss in the same period in 2018.

Research and development expense decreased by $0.9 million during the three months ended December 31, 2019 compared with the same period in 2018, due primarily to a decrease in costs associated with the South Hampton Facility partially offset by an increase in personnel and consultant expenses.

Selling, general and administrative expense increased by $1.0 million during the three months ended December 31, 2019 compared with the same period in 2018, due primarily to an increase in personnel, legal, consulting and investor relations costs, partially offset by a decrease in professional fees.

Loss from operations in the three months ended December 31, 2019 was ($6.2) million compared with a ($6.7) million loss from operations in the same period in 2018.

Non-GAAP cash EBITDA loss3 in the three months ended December 31, 2019 was ($4.0) million compared with a ($4.7) million non-GAAP cash EBITDA loss in the same period in 2018.

Interest expense in the three months ended December 31, 2019 was $0.6 million, a decrease of $0.1 million as compared to the same period in 2018, primarily due to a decline in outstanding debt as a result of the conversion of an aggregate of $3.2 million of Gevo’s convertible notes during the year ended December 31, 2018.

3 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

Gevo incurred a net loss for the three months ended December 31, 2019 of ($6.8) million compared with a net loss of ($7.1) million during the same period in 2018. Non-GAAP adjusted net loss4 for the three months ended December 31, 2019 was ($6.8) million compared with a non-GAAP adjusted net loss of ($7.5) million during the same period in 2018.

Cash at December 31, 2019 was $16.3 million, and the total principal face value of outstanding debt was $14.1 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, Carolyn M. Romero, Vice President—Controller, and Geoffrey T. Williams, Jr., General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 49396999#.

A replay of the call and webcast will be available two hours after the conference call ends on March 17, 2020. To access the replay, please dial 1 (888) 843-7419 (inside the US) or 1 (630) 652-3042 (outside the US) and reference the access code 49396999#. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is commercializing the next generation of jet fuel, gasoline and diesel fuel with the potential to achieve zero carbon emissions and address the market need of reducing greenhouse gas emissions with sustainable alternatives. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials (primarily from non-food corn, but also sugar cane, molasses or other cellulosic sugars) and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes. As a result, Gevo is able to produce low-carbon fuels with substantially reduced carbon intensity (as measured by the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the environmental problems of fossil-based carbon fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that its proven, patented technology that enables the use of a variety of low-carbon sustainable feedstocks to produce price-competitive low carbon products such as alcohol-to-jet fuel, gasoline components like isooctane and isobutanol and diesel fuel, yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business. Learn more at www.gevo.com.

4 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

Here is a link to Gevo’s latest video:

https://vimeo.com/396232536

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, Gevo’s ability to realize revenue and to perform under its existing off-take agreements and to enter into additional off-take agreements, Gevo’s ability to produce and deliver the 17 MGPY of renewable jet fuel and renewable isooctane under contract and to realize the approximately $500 million in revenue from such contracts on the timing anticipated or at all; Gevo’s ability to successful finance, construct and complete its expansion projects, including the expansion to the Luverne Facility in connection with the 17 MGPY of renewable jet fuel and renewable isooctane under contract, on the timing anticipated or at all; Gevo’s ability to finance and complete the Renewable Natural Gas project with the anticipated production levels and on the timing anticipated or at all; Gevo’s success in becoming profitable; Gevo’s plans to become project developer and operator and to successfully attract and maintain partners; Gevo’s success in qualifying for and maintaining eligibility for the LCFS; Gevo’s ability to refinance its outstanding convertible senior secured notes due 2020/2021; Gevo’s plans to produce renewable jet fuel and isooctane at the South Hampton Facility; Gevo’s plans to use renewable electricity at the Luverne Facility and to “de-carbonize” the Luverne Facility; Gevo’s plans to produce ethanol and to begin selling premium animal feed, protein products and corn oil and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2019 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA excludes depreciation and non-cash stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands, except share and per share amounts)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$16,302	$33,734
Accounts receivable	1,135	526
Inventories	3,201	3,166
Prepaid expenses and other current assets	3,590	1,284
Total current assets	24,228	38,710

Property, plant and equipment, net	66,696	67,462
Investment in Juhl	1,500	-
Deposits and other assets	935	863
Total assets	$93,359	$107,035

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$5,678	$4,896
2020 Notes (current), net	13,900	-
2020 Notes embedded derivative liability	-	394
Notes payable – other (current)	516	-
Total current liabilities	20,094	5,290

2020 Notes (long-term), net	-	12,554
Notes payable – other (long-term)	233	-
Other long-term liabilities	528	404
Total liabilities	20,855	18,248

Commitments and Contingencies	-	-

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 14,083,232 and 8,640,583 shares issued and outstanding at December 31, 2019 and 2018, respectively.	141	86
Additional paid-in capital	530,349	518,027
Accumulated deficit	(457,986)	(429,326)
Total stockholders' equity	72,504	88,787
Total liabilities and stockholders' equity	$93,359	$107,035

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue
Ethanol sales and related products, net	$5,931	$6,539	$22,115	$31,641
Hydrocarbon revenue	957	86	2,338	1,197
Grant and other revenue	-	-	34	25
Total revenues	6,888	6,625	24,487	32,863

Cost of goods sold	9,427	9,664	36,733	41,568

Gross loss	(2,539)	(3,039)	(12,246)	(8,705)

Operating expenses
Research and development expense	308	1,251	4,020	5,374
Selling, general and administrative expense	3,380	2,425	10,085	8,122
Total operating expenses	3,688	3,676	14,105	13,496

Loss from operations	(6,227)	(6,715)	(26,351)	(22,201)

Other (expense) income
Interest expense	(605)	(741)	(2,732)	(3,237)
Loss on exchange or conversion of debt	-	-	-	(2,202)
Gain from change in fair value of 2020 Notes embedded derivative	-	297	394	2,637
Gain (loss) from change in fair value of derivative warrant liability	13	59	14	(2,976)
Other income	4	(2)	15	3
Total other (expense) income	(588)	(387)	(2,309)	(5,775)

Net loss	$(6,815)	$(7,102)	$(28,660)	$(27,976)

Net loss per share - basic and diluted	$(0.50)	$(0.83)	$(2.35)	$(5.74)
Weighted-average number of common shares outstanding - basic and diluted	13,659,944	8,578,797	12,177,906	4,876,897

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity Information

(Unaudited, in thousands, except share amounts)

	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, September 30, 2019	13,369,001	$133	$527,958	$(451,171)	$76,920

Issuance of common stock, net of issue costs	720,747	8	1,880	-	1,888
Non-cash stock-based compensation	-	-	511	-	511
Net settlement of stock options	(6,516)	-	-	-	-
Net loss	-	-	-	(6,815)	(6,815)

Balance, December 31, 2019	14,083,232	$141	$530,349	$(457,986)	$72,504

Balance, September 30, 2018	8,095,120	$81	$515,367	$(422,224)	$93,224

Issuance of common stock, net of issue costs & warrants	545,313	5	2,415	-	2,420
Non-cash stock-based compensation	-	-	243	-	243
Issuance of common stock upon exercise of warrants	150	-	1	-	1
Issuance of common stock upon exchange of debt	-	-	1	-	1
Net loss	-	-	-	(7,102)	(7,102)

Balance, December 31, 2018	8,640,583	$86	$518,027	$(429,326)	$88,787

Gevo, Inc.

Condensed Consolidated Statements of Cash Flows Information

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating Activities
Net loss	$(6,815)	$(7,102)	$(28,660)	$(27,976)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) loss from change in fair value of derivative warrant liability	(13)	(59)	(14)	2,976
(Gain) from change in fair value of 2020 Notes embedded derivative	-	(297)	(394)	(2,637)
Loss on sale of property, plant and equipment	23	-	4	-
Loss from the exchange of debt	-	-	-	2,202
Stock-based compensation	411	363	1,349	683
Depreciation and amortization	1,807	1,617	6,656	6,520
Non-cash lease expense	48	-	48	-
Non-cash interest expense	257	399	1,346	1,706
Other non-cash expenses	(1)	-	-	6
Changes in operating assets and liabilities:
Accounts receivable	(757)	111	(609)	528
Inventories	(239)	135	(35)	1,196
Prepaid expenses and other current assets, deposits and other assets	(1,801)	(335)	(1,824)	(630)
Accounts payable, accrued expenses and long-term liabilities	1,039	(529)	1,294	(425)
Net cash used in operating activities	(6,041)	(5,697)	(20,839)	(15,851)

Investing Activities
Acquisitions of property, plant and equipment	(210)	(1,300)	(5,989)	(2,233)
Proceeds from sale of property, plant and equipment	13	-	32	-
Investment in Juhl	-	-	(1,500)	-
Net cash used in investing activities	(197)	(1,300)	(7,457)	(2,233)

Financing Activities
Payments of long-term debt	(292)	-	(292)	-
Proceeds from issuance of common stock, net of commissions	1,942	2,442	11,589	39,394
Proceeds from the exercise of warrants	-	-	-	1,263
Net settlement of common stock under stock plans	-	-	(201)	-
Debt and equity offering costs	(54)	(27)	(232)	(392)
Net cash provided by financing activities	1,596	2,415	10,864	40,265

Net (decrease) increase in cash and cash equivalents	(4,642)	(4,582)	(17,432)	22,181

Cash and cash equivalents
Beginning of period	20,944	38,316	33,734	11,553
End of period	$16,302	$33,734	$16,302	$33,734

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,
Non-GAAP Cash EBITDA:	2019	2018

Loss from operations	$(6,227)	$(6,715)
Depreciation and amortization	1,807	1,617
Non-cash stock-based compensation	411	363
Non-GAAP cash EBITDA	$(4,009)	$(4,735)

Non-GAAP Adjusted Net Loss:

Net Loss	$(6,815)	$(7,102)
Adjustments:
Gain from change in fair value of derivative warrant liability	13	59
(Loss) from change in fair value of the embedded derivative to the 2020 Notes	-	297
Total adjustments	13	356
Non-GAAP Net Loss	$(6,828)	$(7,458)
Weighted-average number of common shares outstanding - basic and diluted	13,659,944	8,578,797
Non-GAAP Adjusted Net loss per share - basic and diluted	$(0.50)	$(0.87)

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Year Ended December 31,
Non-GAAP Cash EBITDA:	2019	2018

Loss from operations	$(26,351)	$(22,201)
Depreciation and amortization	6,656	6,520
Non-cash stock-based compensation	1,349	683
Non-GAAP cash EBITDA	$(18,346)	$(14,998)

Non-GAAP Adjusted Net Loss:

Net Loss	$(28,660)	$(27,976)
Adjustments:
Loss on exchange or conversion of debt	-	(2,202)
Gain (loss) from change in fair value of derivative warrant liability	14	(2,976)
(Loss) from change in fair value of the embedded derivative to the 2020 Notes	394	2,637
Total adjustments	408	(2,541)
Non-GAAP Net Loss	$(29,068)	$(25,435)
Weighted-average number of common shares outstanding - basic and diluted	12,177,906	4,876,897
Non-GAAP Adjusted Net loss per share - basic and diluted	$(2.39)	$(5.22)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com